Exhibit 5.1


                                        September 11, 1995

Compaq Computer Corporation
20555 S.H. 249
Houston, Texas 77070

Gentlemen and Ladies:

     We have acted as counsel for Compaq Computer
Corporation (the "Corporation") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 13,000,000 shares (the "Shares") of Common Stock, $.01 par value, of the Corporation issuable pursuant to the Compaq Computer Corporation 1995 Equity Incentive Plan (the "Plan"). In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued adequate consideration therefor, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,

                              /s/ Davis Polk & Wardwell
                              Davis Polk & Wardwell